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                                                                    EXHIBIT 99.2

Exhibit 99.2 -- Press Release

Excel Communications Signs Product Marketing Agreement With
Premiere Technologies

Supplies Voice Messaging Products and Services for Independent Representatives

DALLAS, Feb. 12 /PRNewswire/ -- Excel Communications, Inc. (NYSE: ECI - news),
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today announced a strategic agreement with Voice-Tel Enterprises, a unit of
Premiere Technologies, Inc. (Nasdaq: PTEK - news) to market private-labeled
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Premiere Voice-Tel voice messaging products and services to its nationwide network of independent sales representatives beginning in the second quarter.

The product, TelWorks(sm), consists of four different categories of services to meet the needs of small to large downlines. In network marketing, a downline refers to an independent representative's sales organization. Excel independent representatives use voice messaging as a business-building tool, expanding their ability to build a nationwide network.

"Throughout the development of this product, Premiere's Voice-Tel unit has been very responsive to our needs," said Kenny Troutt, Excel chairman and chief executive officer. "The relationship began more than a year ago and their level of commitment has grown proportionately to keep up with the increasing demands of our sales force.

"Until now," he added, "communicating through voice messaging has been limited to our top earners because it was cost-prohibitive for the majority of our representatives. TelWorks lowers the cost of entry so significantly that our representatives will be able to use these tools to build their businesses in the early stages when they need it the most."

Premiere's Chairman and Chief Executive Officer Boland T. Jones, said, "Our global voice mail network will enable Excel to efficiently and cost-effectively broadcast messages to the independent representatives at the touch of a button, as well as to smaller subsets of the entire group. With TelWorks, individual representatives will also have access to the system to communicate with others in the group."

Dallas-based Excel Communications, Inc. is the fifth largest long distance company in the United States. Utilizing a state-of-the-art, facilities-based network, the Company offers its subscribers residential and commercial long distance services, dial-around services, calling cards and paging services. Excel markets these products nationwide to residential and commercial customers under the Excel and Telco subsidiaries. Excel has more than 3,000 employees who support the corporate, network management, billing, teleservices and marketing functions of the Company.
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Atlanta-based Premiere is a leading provider of enhanced communications services, including 800-based services, voice mail, fax, e-mail (screen-based communications) and conference calling. Premiere is the first single-source provider and integrator of all these communications services. Premiere's highly flexible, scaleable platform and massive frame-relay network for digital voice and data transmission provide the infrastructure for Premiere to connect millions of subscribers around the world to its various offerings.


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